Exhibit 3.2.1

BY-LAW NO. 2

BE IT ENACTED AND IT IS HEREBY ENACTED as a by-law of VIVEVE MEDICAL, INC. (formerly PLC Systems Inc.) (hereinafter called the "Corporation") as follows:

NAME CHANGE

1.	By-Law No. 1 of the by-laws of the Corporation is hereby amended by changing the name referenced throughout from PLC Systems Inc. to Viveve Medical, Inc.;

ELECTION AND TERM

2.	By-Law No. 1 of the by-laws of the Corporation is hereby amended by deleting paragraph 4.03 of By-Law No. 1 and replacing it with the following:

"4.03 Election and Term - Each Director named in the Notice of Directors filed at the time of continuance shall hold office from the date of the Certificate of Continuance until the first Meeting of Shareholders thereafter. An election of Directors shall take place at such first Meeting of Shareholders and at each annual meeting of Shareholders thereafter and all the Directors then in office shall retire but, if qualified, shall be eligible for re-election. A Director shall retain office only until the election of his successor. The number of Directors to be elected at any such meeting shall be the number of Directors then in office unless the Directors or the Shareholders otherwise determine. The election shall be by ordinary resolution of the Shareholders. If an election of Directors is not held at the proper time, the incumbent Directors shall continue in office until their successors are elected."

3.

By-law No. 1, as amended from time to time, of the by-laws of the Corporation and this by-law shall be read together and shall have effect, so far as practicable, as though all the provisions thereof were contained in one by-law of the Corporation. All terms contained in this by-law which are defined in By-law No. 1, as amended from time to time, of the by-laws of the Corporation shall, for all purposes hereof, have the meanings given to such terms in the said By-law No. 1 unless expressly stated otherwise or the context otherwise requires.

This amendment to By-Law No. 1 of the Corporation shall come into force upon being passed by the Directors in accordance with the Business Corporations Act (Yukon) (the “Act”).

ENACTED by the Board on the 7th day of August, 2014.

/s/ Mark R. Tauscher
Chairperson of the Directors Meeting

CONFIRMED AND RATIFIED by the Shareholders in accordance with the Act of the 18th day of September, 2014.

/s/ Mark R. Tauscher
Chairperson of the Shareholders Meeting